Exhibit 10.1

Officer	Annual Salary	2006 Bonus Target*

Thomas W. Adams	$656,000	100% of annual salary

Marty J. Rowland	$359,000	65% of annual salary

Mary Mikkelson	$332,000	60% of annual salary

Roger G. Addison	$282,000	50% of annual salary

Robert Y. Brown	$262,000	45% of annual salary

Gregory E. Thomas	$248,000	45% of annual salary

*Operational and financial metrics for determining bonus eligibility will be determined at the Board’s and Executive Compensation Committee’s December meetings.